FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 23, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy’s Polish Natural Gas Prices Increase Again

Salt Lake City, October 23, 2008 - FX Energy, Inc. (NASDAQ: FXEN) today reported that the Energy Regulatory Office in Poland has approved an 11.1% increase in the wholesale prices of natural gas. The new prices will take effect on November 1, 2008. FX Energy’s gas contracts in Poland are priced as a percentage of published wholesale prices. This move by the Polish regulator will translate directly to an 11.1% increase in the prices received by FX Energy in Poland.

Gas Prices Up 28% for 2008; Up 103% in Recent Years

Clay Newton, the Company’s Vice President of Finance, commented, “Historically, US gas prices are highly volatile and weather dependent. They appear to be softening just now because of economic pressures, reduced demand and supply increases. In contrast, gas markets in Europe are dominated by rapidly declining European domestic supply and by increasing dependence on a single supplier, Russia. In addition, there is upward price pressure in Poland as the government tries to reduce subsidies for its natural gas end users in order to conform to European Union regulations. These market conditions have now resulted in the second significant wholesale price increase this year. With this second increase, wholesale prices are now up 28% for the year. Over the past four years wholesale prices have been raised eight times for an aggregate increase of 103%. We have more confidence in the continuation of these long-term, upward price pressures in Poland than in the weather-dependent price patterns in the US.”

Mr. Newton continued, “This price increase has two significant benefits for FX. First, it will help drive higher revenues now and in the future from our Polish gas production. Second, it will increase the value of our already-discovered natural gas reserves in Poland.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.